Exhibit 99.1

                  Cincinnati Financial Corporation Comments on
                   Second-Quarter And Full-Year 2003 Outlook

    * Second-quarter net written premiums expected to rise approximately 16%
    * Quarterly statutory combined ratio estimated in range of 99%, including
                        $47 million in catastrophe losses
     * Book value expected to be between $36.25 and $36.75 at June 30, 2003

    CINCINNATI, July 14 -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that it expects strong second-quarter 2003 results as momentum carries over from 2002 and the first quarter of 2003. Based on preliminary data, management expects second quarter 2003 property casualty net written premiums will increase approximately 16 percent over the second quarter of last year. The statutory combined ratio is expected to be approximately 99 percent, including approximately 7.1 percentage points due to catastrophe losses, improved from
107.2 percent, including 8.1 percentage points due to catastrophe losses, in the comparable quarter of 2002.

    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented that the strong second quarter results build upon re-underwriting programs and rate actions that have been under way for some time. "With an excellent second half of 2002 and a very healthy first quarter of 2003, we see the anticipated second-quarter results as further indication that our actions of the past two years have begun to bear fruit. Our goal continues to be profitable growth. What we are seeing reflects the attention to detail our local independent agents, headquarters underwriters and field marketing representatives are giving to each individual risk, and it demonstrates that we are finding an effective balance between growth and profitability that will allow us to achieve our long-term goals."

    Schiff noted that the anticipated increase in premiums reflects growth in both commercial lines and personal lines. He added that the impact of catastrophe losses on this year's second quarter is expected to be $47 million, net of reinsurance, reflecting the $48 million preliminary storm loss estimate issued on May 14, 2003, as well as favorable development from earlier periods. The impact on after-tax earnings per share of these catastrophe losses for the second quarter would be approximately 18 cents. Catastrophe losses of $47 million in last year's second quarter reduced after-tax earnings per share by 19 cents.

    Bond and Equity Market Recoveries Should Lower Impairments and Enhance Book Value

    During the second quarter, a variety of economic and other external factors contributed to increasing values in the bond and equity markets. As a result of these gains, the company anticipates that other-than-temporary impairments for the second quarter will be below the $30 million to $55 million estimate it had earlier announced. In addition, gains in the equity portfolio are expected to help restore book value to the $36.25 to $36.75 range at June 30, 2003, compared with $32.10 at March 31, 2003.

    Schiff noted, "We appreciate the favorable impact of bond and equity market gains on our second quarter results. Our long-term investment strategy looks beyond short-term fluctuations to the potential for sustained growth and income. Over time, this strategy has proven its value for our shareholders."

    Positive Full-Year Outlook Reiterated

    Schiff reiterated the company's positive full-year outlook. "We are pleased with the continuing improvement in our non-catastrophe underwriting results and are determined to achieve further improvements. At this stage, we remain comfortable with our target for the full-year combined ratio of 99.0 percent or below on a GAAP basis, or 98.5 percent or below on a statutory basis."

    Weather-related property losses are typical during the second and third quarters of the year. Achievement of the company's combined ratio target assumes that full-year storm losses will be approximately $75 million, or in the range of 3 percentage points. For the first six months of 2003, the company presently estimates total catastrophe losses are $49 million, or about 4 percentage points.

    Cincinnati Financial plans to report final second-quarter results on Tuesday, July 29. A conference call to discuss the results will be held at 2:30 p.m. EDT on that day. Details regarding the Internet broadcast of the conference call are posted at www.cinfin.com on the Investors page.

    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life, disability income and long-term care insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: unusually high levels of catastrophe losses due to changes in weather patterns or other causes; increased frequency and/or severity of claims; environmental events or changes; insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace; adverse outcomes from litigation or administrative proceedings; recession or other economic conditions resulting in lower demand for insurance products; sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares; events that lead to a significant decline in the market value of a particular security and impairment of the asset; delays in the development, implementation and benefits of technology enhancements; and decreased ability to generate growth in investment income.

    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.